SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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AVX CORPORATION

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AVX CORPORATION
801 17th Avenue South,
Myrtle Beach, South Carolina 29577

To our Shareholders:

The Annual Meeting of Shareholders of AVX Corporation, a Delaware corporation, will be held at the Crown Reef Resort and Conference Center, 2913 South Ocean Boulevard, Myrtle Beach, South Carolina 29577, on Wednesday, July 25, 2001, at 10:00 a.m., for the purpose of acting upon the following matters:

1. To elect five Directors;

2. To ratify the appointment of PricewaterhouseCoopers, LLP as the Company's independent accountants for the fiscal year commencing April 1, 2001; and

3. To transact any other business that may properly come before the Annual Meeting or any adjournment thereof.

Only shareholders of record of the Company on May 25, 2001 will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof.

In order that your shares of stock may be represented at the Annual Meeting, please complete, date and sign the enclosed proxy card and return it promptly in the enclosed envelope, or use telephone or Internet voting (as explained in the proxy voting instructions attached to the proxy card) before the Annual Meeting. If you attend the Annual Meeting, you may vote in person even though you have previously voted.

/S/ KURT CUMMINGS
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Kurt Cummings
Corporate Secretary

Myrtle Beach, South Carolina
June 13, 2001

YOUR VOTE IS IMPORTANT

PLEASE COMPLETE, DATE AND SIGN YOUR PROXY CARD AND PROMPTLY RETURN IT IN THE ENCLOSED ENVELOPE, OR USE TELEPHONE OR INTERNET VOTING BEFORE THE ANNUAL MEETING.

AVX Corporation
801 17th Avenue South, Myrtle Beach, SC 29577

PROXY STATEMENT
Annual Meeting of Shareholders
To be held Wednesday, July 25, 2001

This Proxy Statement is furnished to the shareholders of AVX Corporation ("AVX" or the "Company") in connection with the solicitation on behalf of the Board of Directors (the "Board") of proxies to be used at the Annual Meeting of Shareholders (the "Annual Meeting") to be held on Wednesday, July 25, 2001, at 10:00 a.m., at the Crown Reef Resort and Conference Center, 2913 South Ocean Boulevard, Myrtle Beach, South Carolina 29577, and any adjournment thereof. The Company expects that this Proxy Statement, with the accompanying proxy and the Annual Report to Shareholders for the fiscal year ended March 31, 2001, will be mailed to shareholders on or about June 19, 2001.

Each share of AVX Corporation common stock, par value $.01 per share (the "Common Stock"), outstanding at the close of business on May 25, 2001, will be entitled to one vote on all matters acted upon at the Annual Meeting. On May 25, 2001, the date for determining shareholders entitled to vote at the Annual Meeting, 174,841,280 shares of Common Stock were outstanding.

Shares will be voted in accordance with the instructions indicated in a properly executed proxy. In the event that voting instructions are omitted on any such proxy, the shares represented by such proxy will be voted as recommended by the Board. Shareholders have the right to revoke their proxies, at any time prior to a vote being taken, by: (i) delivering written notice of revocation before the Annual Meeting to the Corporate Secretary at the Company's principal offices; (ii) delivering a proxy bearing a later date or time than the proxy being revoked; (iii) resubmitting a vote by telephone or Internet (as explained in the proxy voting instructions attached to the proxy card); or (iv) voting in person at the Annual Meeting.

The presence at the Annual Meeting, in person or by proxy, of shareholders holding in the aggregate a majority of the outstanding shares of the Company's Common Stock entitled to vote shall constitute a quorum for the transaction of business. Proxies indicating shareholder abstentions will, in accordance with Delaware law, be counted as represented at the Annual Meeting for purposes of determining whether there is a quorum present, but will not be voted for or against any proposal to which the abstention relates. However, the effect of an abstention on any proposal, other than the election of directors, has the same effect as a vote against the proposal. Shares represented by "broker non-votes" (i.e., shares held by brokers or nominees that are represented at a meeting, but with respect to which the broker or nominee is not empowered to vote on a particular proposal) will be counted for purposes of determining whether there is a quorum, but will not be voted on such matter and will not be counted for purposes of determining the number of votes cast on such matter. With respect to any matter brought before the Annual Meeting requiring the affirmative vote of a majority or other proportion of the outstanding shares, an abstention or broker non-vote will have the same effect as a vote against the matter being voted upon.

The Company has been informed by the Trustee for the Company's retirement plans that shares of Common Stock held by the Trustee for such plans will be voted by the Trustee in accordance with instructions received from the participants, and if no instructions are received with respect to any shares, such shares will be voted in the same proportion as shares for which instructions are received from other participants in the plan.

At the date of this Proxy Statement, management does not know of any matter to be brought before the Annual Meeting for action other than the matters described in the Notice of Annual Meeting and matters incident thereto. If any other matters should properly come before the Annual Meeting, the holders of the proxies will vote and act with respect to such matters in accordance with their best judgment. Discretionary authority to do so is conferred by the enclosed proxy.

PROPOSAL I
ELECTION OF DIRECTORS

NOMINATIONS FOR THE BOARD OF DIRECTORS

The Board of Directors is currently divided into three classes elected for staggered terms. At the 1998 Annual Meeting of Shareholders, the directors of Class I were elected to a term of three years which expires at the upcoming Annual Meeting. The Board of Directors proposes that the nominees identified below as Class I directors, all of whom are currently serving as Class I directors, be elected to serve for a three-year term, and that the nominee identified below as standing for election as a Class III director, be elected to serve for the one-year remainder of a vacant Class III director term. The By-laws of the Company require that the number of directors serving in each of the three classes be as equal as possible. In order to fill a vacancy existing among the Class III directors, Masahiro Umemura, who is currently serving as a Class I director, has agreed to stand for reelection as a Class III director for the remaining term of a vacant Class III director position. If the proposed director nominees are elected at the Annual Meeting, the total number of directors will be 12, as fixed by prior Board resolution, there will be no vacant director positions and the number of directors serving in each class will be equal.

Directors Standing for Election

CLASS III

Nomination for Term expiring at the Annual Meeting in July of 2002

MASAHIRO UMEMURA Age 57 -Member of the Board since January 1990. Senior Vice President of AVX's parent company, Kyocera Corporation ("Kyocera"), since June 1999. Senior Managing and Representative Director of Kyocera since June 1997. General Manager of the Corporate Development Group of Kyocera since June 1992 and Managing Director of Kyocera since June 1993. Executive Vice President and Treasurer of Kyocera International, Inc. ("KII"), a United States subsidiary of Kyocera, from April 1986 to June 1992.

CLASS I

Nominations for Terms expiring at the Annual Meeting in July of 2004

KAZUO INAMORI Age 69 -Chairman Emeritus of the Board since July 1997. Chairman of the Board from January 1990 to July 1997. Chairman Emeritus of the Board of Directors of Kyocera since July 1997, having served as Chairman of the Board of Directors of Kyocera, which he founded, since 1959.

KENSUKE ITOH Age 63 -Vice-Chairman of the Board since July 1997. Member of the Board since January 1990. Chairman of the Board of Directors of Kyocera since June 1999. President of Kyocera from June 1989 to June 1999. A Representative Director of Kyocera since 1985.

BENEDICT P. ROSEN Age 65 -Chairman of the Board since July 1997. President of the Company from April 1993 until July 1997, Chief Executive Officer since 1993 and a member of the Board since January 1990. Executive Vice President from February 1985 to March 1993 and employed by the Company since 1972. Senior Managing and Representative Director of Kyocera since June 1995 and previously a Managing Director of Kyocera from 1992 to June 1995. Director of KII, Nitzanim- AVX/Kyocera-Venture Capital Fund Ltd; and Aerovox Corporation. Member of the Board of Directors of Nordson Corporation since January 1999.

RICHARD TRESSLER Age 59 -Member of the Board since October 1995. Professor and Head of the Department of Material Science and Engineering at Pennsylvania State University since 1991.

These five directors have been nominated by the Board. Unless contrary instructions are given, it is intended that the votes represented by the proxies will be cast FOR the election of the persons listed above as directors. The affirmative vote of the holders of a plurality of the shares of Common Stock of the Company present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the election of the directors. In the event that any of the nominees should become unavailable to stand for election, the Board may designate a substitute. It is intended that all properly executed and returned proxies will be voted for such substitute nominee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ELECTION OF THE PERSONS LISTED ABOVE.

Directors Continuing in Office

CLASS III

Terms expiring at the Annual Meeting in July of 2002

YASUO NISHIGUCHI Age 57 -Member of Board since July 1999. President of Kyocera since June 1999 and Representative Director of Kyocera since June 1992. Vice President of Kyocera from June 1997 to June 1999. Employee of Kyocera since 1975.

YUZO YAMAMURA Age 59 -Member of the Board since July 1995. President of Kyocera Elco Corporation, a subsidiary of Kyocera, since December 1992. Senior Managing and Representative Director of Kyocera since June 1995. Employee of Kyocera since 1965.

HENRY C. LUCAS Age 56 -Member of the Board since July 1999. Professor of Information Systems at Robert H. Smith School of Business, University of Maryland since August 2000. Professor of Information Systems at New York University from 1974 to 2000. Director of Kencast since 1999.

CLASS II

Terms expiring at the Annual Meeting in July of 2003

MICHIHISA YAMAMOTO Age 58 -Member of the Board since July 1997. Senior Vice President of Kyocera since June 1999. Representative Director of Kyocera since June 1992. Employee of Kyocera since 1970.

CARROLL A. CAMPBELL, JR. Age 61 -Member of the Board since August 1995. President and Chief Executive Officer of the American Council of Life Insurers since 1995. Governor of South Carolina from January 1987 to January 1995. Director of Fluor Corporation, Wackenhut Corporation and Norfolk Southern Corporation.

JOHN S. GILBERTSON Age 57 -President since July 1997. Chief Operating Officer since April 1994, and a member of the Board since January 1990. Executive Vice President from April 1992 to July 1997, Senior Vice President from September 1990 to March 1992 and employed by the Company since 1981. A Managing Director of Kyocera since June 1999. Director of Kyocera from June 1995 to June 1999.

RODNEY N. LANTHORNE Age 56 -Member of the Board since January 1990. President of KII since January 1987. A Senior Managing Director of Kyocera since 1999. Director of Kyocera from 1988 to 1999.

PROPOSAL II
PROPOSED RATIFICATION OF
APPOINTMENT OF INDEPENDENT ACCOUNTANTS

The Board has appointed PricewaterhouseCoopers, LLP as the independent accountants to examine and audit the accounts of the Company for the fiscal year commencing April 1, 2001. In the event that ratification of this selection of independent accountants is not approved by the affirmative vote of a majority of the shares voting on the Proposal, the Board will reconsider the selection of independent accountants.

A member of PricewaterhouseCoopers, LLP is expected to be in attendance at the Annual Meeting and have the opportunity to make a statement and respond to appropriate questions.

Principal Accounting Firm Fees

Audit Fees. Aggregate fees billed by the Company's principal accounting firm, PricewaterhouseCoopers, LLP for professional services rendered for the audit of the Company's annual financial statements, the review of the financial statements included in the Company's Quarterly Reports on Form 10-Q, and for statutory audits of foreign subsidiaries, for the fiscal year ended March 31, 2001 were $853,994.

Financial Information Systems Design and Implementation Fees. There were no services rendered by PricewaterhouseCoopers, LLP for information technology services relating to financial information systems design and implementation in the fiscal year ended March 31, 2001.

All Other Fees. Aggregate fees billed by PricewaterhouseCoopers, LLP for other services rendered to the Company for the fiscal year ended March 31, 2001 were $783,457 and were for audits of benefit plans, services related to Securities & Exchange Commission matters and various tax, accounting and other matters.

The Audit Committee of the Company's Board of Directors has considered whether the provision of non-audit services is compatible with maintaining the principal accountant's independence.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS, LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS.

Ownership of Securities by Directors, Director Nominees and Executive Officers

The Common Stock is the only class of equity securities of the Company outstanding. As of March 31, 2001, the directors and director nominees and each executive officer named in the Summary Compensation Table below, individually, and all directors, director nominees and executive officers of the Company as a group, beneficially owned (i) shares of Common Stock of the Company and (ii) equity securities of Kyocera, as follows:

Name	Amount and Nature of Beneficial Ownership of Outstanding AVX Shares 1/		Number of AVX Shares Underlying Exercisable Options 2/	Total AVX Shares	Percentage of AVX Common Stock
Benedict P. Rosen	128,743		155,094	283,837	*
Kazuo Inamori	20,000		25,000	45,000	*
John S. Gilbertson	62,836		547,500	610,336	*
Carroll A. Campbell, Jr.	7,125	3/	7,000	14,125	*
Kensuke Itoh	6,000		25,000	31,000	*
Rodney N. Lanthorne	3,000		25,000	28,000	*
Henry C. Lucas	1,106	4/	5,000	6,106	*
Yasuo Nishiguchi	1,000		0	1,000	*
Richard Tressler	4,551	5/	10,000	14,551	*
Masahiro Umemura	2,000		25,000	27,000	*
Michihisa Yamamoto	2,000		0	2,000	*
Yuzo Yamamura	2,000		25,000	27,000	*
C. Marshall Jackson	6,589		105,000	111,589	*
Allan Cole	17,307		35,250	52,557	*
S.M. Chan	0		32,250	32,250	*
All directors, director nominees and executive officers as a group (A total of 20 individuals including those named above)	284,179		1,169,960	1,454,139	*

Name	Amount and Nature of Beneficial Ownership of Outstanding Kyocera Shares 1/		Number of Kyocera Shares Underlying Exercisable Options 6/	Total Kyocera Shares		Percentage of Kyocera Shares
Benedict P. Rosen	9,737		5,000	14,737		*
Kazuo Inamori	11,486,165	7/	8,000	11,494,165	7/	6.1%
John S. Gilbertson	14,074		4,000	18,074		*
Carroll A. Campbell, Jr.	0		0	0		*
Kensuke Itoh	563,172		8,000	571,172		*
Rodney N. Lanthorne	3,051		10,000	13,051		*
Henry C. Lucas	0		0	0		*
Yasuo Nishiguchi	2,995		4,000	6,995		*
Richard Tressler	0		0	0		*
Masahiro Umemura	5,000		6,000	11,000		*
Michihisa Yamamoto	9,232		3,000	12,232		*
Yuzo Yamamura	82,000		6,000	88,000		*
C. Marshall Jackson	2,258		0	2,258		*
Allan Cole	2,685		0	2,685		*
S.M. Chan	0		0	0		*
All directors, director nominees and executive officers as a group (A total of 20 individuals including those named above)	7,500,369		54,000	7,554,369		4.0%

* Less than 1%

1/ Includes interests, if any, in shares held in the Company's Deferred Compensation and Retirement Plan Trusts.

2/ Includes AVX shares under options exercisable as of March 31, 2001, and options which become exercisable within 60 days thereof under the 1995 Stock Option Plan or the AVX Corporation Non-Employee Directors Stock Option Plan.

3/ Includes 6,925 Phantom Shares accrued under the Deferred Compensation Plan for Non-Employee Directors (the "Deferred Plan").

4/ Includes 1,106 Phantom Shares accrued under the Deferred Plan.

5/ Includes 3,551 Phantom Shares accrued under the Deferred Plan.

6/ Includes shares under options exercisable as of March 31, 2001, and options which become exercisable within 60 days thereof under the Kyocera Stock Option Plan.

7/ Includes 4,680,000 shares held by the Inamori Foundation as to which Mr. Inamori, as President of the foundation, may be deemed to have voting and investment power. The aforementioned shares are not included in the total shares held by all directors, director nominees and executive officers as a group.

The information provided in the above chart as to each director, director nominee and named executive officer, individually, and all directors, director nominees and executive officers as a group, are based on information received from such individuals. The ownership of such shares indicates such individuals hold sole voting and investment power over the shares except: Mr. Rosen, who shares voting rights and investment power of 26,529 AVX shares with his wife; Mr. Gilbertson, who shares voting rights and investment power of 1,000 AVX shares with his wife; Mr. Lanthorne, who shares voting rights and investment power of 2,000 AVX shares and 3,051 Kyocera shares with his wife.

Security Ownership of Certain Beneficial Owners

Set forth below is a table indicating those persons whom the management of the Company believes to be beneficial owners of more than 5% of any class of the Company's securities as of May 25, 2001.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Class
Kyocera Corporation 6 Takeda Tobadono-cho Fushimi-ku, Kyoto 612-8501, Japan	121,800,000	69.7%

To the best of the Company's knowledge, as of May 25, 2001, no person other than Kyocera owned more than 5% of the outstanding voting securities of the Company.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and officers, and persons who own more than 10% of the Company's Common Stock, to file reports of ownership and changes in ownership of any class of the Company's registered equity securities with the Securities and Exchange Commission and the New York Stock Exchange. The Company believes that during fiscal year ended March 31, 2001, all of its directors and officers complied with all applicable Section 16(a) filing requirements.

Board of Directors - Meetings Held and Committees

The Board held four meetings during the fiscal year ended March 31, 2001. During that period, all the directors attended at least 75% of the meetings of the Board and meetings of the committees of the Board on which they served. The Board has the following standing committees and no nominating committee:

Executive Committee. The Executive Committee has been, and from time to time is, delegated authority by the Board to exercise the powers of the Board in matters pertaining to the management of the business. The Executive Committee held no meetings during the fiscal year ended March 31, 2001. The members of the Executive Committee are Messrs. Inamori (Chairman), Rosen, Itoh, Lanthorne and Umemura.

Audit Committee. The functions of the Audit Committee include (a) reviewing the independence of the Company's independent accountants and making recommendations to the full Board as to engagement of the independent accountants, (b) reviewing with the independent accountants the plan and results of the audit engagement, (c) reviewing the periodic financial statements of the Company, and (d) reviewing proposed audit fees and other fees of the independent accountants. The Audit Committee held four meetings during the fiscal year ended March 31, 2001. The members of the Audit Committee are Messrs. Campbell (Chairman), Lucas and Tressler. The Board of Directors adopted a written charter for the Audit Committee in 2000. All members of the Audit Committee are independent as defined by the applicable listing standards of the New York Stock Exchange.

Compensation Committee. The Compensation Committee has the full power and authority of the Board with respect to the determination of compensation for all executive officers of the Company. The Compensation Committee also has full power and authority over any compensation plan approved by the Board, other than the 1995 Stock Option Plan, including the issuance of shares of Common Stock, as the Compensation Committee may deem necessary or desirable in accordance with such compensation plans. The Compensation Committee held three meetings during the fiscal year ended March 31, 2001. The members of the Compensation Committee are Messrs. Inamori (Chairman), Itoh, Campbell and Tressler.

Equity Compensation Committee. The Equity Compensation Committee is responsible for any action on all matters concerning the 1995 Stock Option Plan. This committee consists of Messrs. Tressler (Chairman), Campbell and Lucas. The Equity Compensation Committee held three meetings during the fiscal year ended March 31, 2001.

Special Advisory Committee. The Special Advisory Committee is required to review and approve all material contracts and transactions between the Company and related parties. The Special Advisory Committee held one meeting during the fiscal year ended March 31, 2001. The members of the Special Advisory Committee are Messrs. Lucas (Chairman), Campbell and Tressler.

Compensation of Directors

Each director who is not an employee of the Company or Kyocera is paid an annual director's fee of $30,000, an attendance fee of $2,500 per Board or committee meeting and reimbursement of travel expenses. Each director who is an employee of Kyocera is paid an attendance fee of $2,500 per Board or committee meeting and reimbursement of travel expenses. In addition, each director who is not an employee of the Company is granted stock options pursuant to the Non-Employee Directors Plan.

AVX Corporation Non-Employee Directors' Stock Option Plan

The Non-Employee Directors Plan authorizes the issuance of 500,000 shares, making available the grant of an option to purchase 15,000 shares of Common Stock to each non-employee director as of the date on which a non-employee director is elected for the first time and every third anniversary thereafter. The option becomes exercisable 33 1/3% one year after the date of the grant and an additional 33 1/3% at the end of each of the following two years, provided that the non-employee director must continue to be a director at the date of exercise. However, if the non-employee director's service terminates due to retirement, death or disability, his options shall thereupon become fully vested. Options have an exercise price equal to the fair market value (as defined in the plan) of the Common Stock on the date of grant. The Board administers this plan. The plan requires that options granted thereunder will expire on the date which is ten years after the date of grant, unless sooner terminated under the terms of the plan. Unless sooner terminated by action of the Board, the plan will terminate on August 1, 2005. Subject to certain exceptions that require shareholder approval, the plan may be amended or discontinued by the Board. Options granted under the plan are not assignable. There are no Federal tax consequences either to the non-employee directors or to the Company upon the grant of an option. On exercise of an option, the excess of the date-of-exercise fair market value of the shares acquired over the option price will generally be taxable to the non-employee director as ordinary income and deductible by the Company. The disposition of shares acquired upon exercise of an option will generally result in a capital gain or loss for the non-employee director but will have no tax consequences for the Company. AVX feels that it is important for members of the Board to be shareholders of the Company and to have an incentive to help the Company grow and prosper and to share in that prosperity.

Deferred Compensation Plan for Non-Employee Directors

The Deferred Plan allows each outside director, at his election, to defer payment of certain portions of his compensation as a director. Deferrals are invested in an AVX Phantom Share Unit Fund. A director's deferred account is paid, at the director's election, either on the 10th anniversary of each annual deferral or upon his ceasing to be a member of the Board of Directors.

Executive Compensation

Cash Compensation

The following table shows cash compensation paid and certain other compensation paid or accrued by the Company related to the fiscal years ended March 31, 2001, 2000, and 1999 to each of the Company's five most highly compensated executive officers, including the Chief Executive Officer, in all capacities in which they served.

Summary Compensation Table

Name & Position	Fiscal Year	Salary ($) 1/	Bonus ($)	Other Annual Compensation ($)	Long Term Compensation Securities Underlying Options (#) 2/	All Other Compensation ($) 3/
Benedict P. Rosen	2001	$575,000	$1,188,000	$13,000	100,000	$82,900
Chairman and	2000	545,000	854,213	13,507	-0-	74,363
Chief Executive Officer	1999	545,000	32,700	17,664	-0-	78,600

John S. Gilbertson	2001	465,000	959,500	12,000	100,000	80,400
President and	2000	424,000	664,020	11,492	80,000	57,872
Chief Operating Officer	1999	424,000	25,440	10,063	-0-	78,761

C. Marshall Jackson	2001	251,700	380,000	970	65,000	60,900
Executive Vice President	2000	215,000	219,173	1,228	40,000	28,628
of Sales and Marketing	1999	215,000	12,900	1,778	-0-	49,905

Allan Cole	2001	205,000	213,500	10,800	26,000	43,600
Vice President of	2000	193,500	137,900	10,800	30,000	43,600
Sales - Americas	1999	193,500	11,800	10,800	-0-	43,600

S.M. Chan	2001	160,000	210,000	26,950	40,000	6,600
Vice President of Sales	2000	143,000	150,000	26,900	30,000	5,100
and Marketing - Asia	1999	143,000	-0-	26,900	-0-	9,100

1/ Includes amounts earned but deferred by the executive officer at his election, pursuant to the Company's savings or deferred compensation plans.

2/ All stock options were granted pursuant to the 1995 Stock Option Plan.

3/ All other compensation includes: the Company's contribution on behalf of the respective executive officers pursuant to the terms of the AVX Corporation Deferred Compensation Plans (the "DCP's"), and the AVX Corporation Retirement Plan, or government mandated retirement system (the "Retirement Plan"). The table below sets forth the components of all other compensation described above, for the fiscal year ended March 31, 2001, for the above named executive officers:

	DCP's	Retirement Plan
Benedict P. Rosen	$ 61,400	$ 21,500
John S. Gilbertson	58,900	21,500
C. Marshall Jackson	40,000	20,900
Allan Cole	22,500	21,100
S.M. Chan	-0-	6,600

The amounts shown for each named executive officer may exclude certain perquisites and other personal benefits that did not exceed, in the aggregate, the lesser of either $50,000 or 10% of the total of annual salary and bonus reported for the named executive officer for any year included in this table.

Options Granted During the Fiscal Year Ended March 31, 2001
Individual Grants 1/ 2/
Name	Number of Securities Underlying Options Granted	% Total Options Granted Employees in Fiscal Year	Exercise Base Price ($/share) 3/	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Appreciation for Option Term
					5%	10%
Benedict P. Rosen	50,000	3.7%	$17.00	01/08/11	$534,560	$1,354,681
	50,000	3.7%	29.30	05/26/10	921,331	2,334,833
John S. Gilbertson	50,000	3.7%	17.00	01/08/11	534,560	1,354,681
	50,000	3.7%	29.30	05/26/10	921,331	2,334,833
C. Marshall Jackson	25,000	1.8%	17.00	01/08/11	267,280	677,341
	40,000	2.9%	29.30	05/26/10	737,065	1,867,866
Allan Cole	10,000	0.7%	17.00	01/08/11	106,912	270,936
	16,000	1.2%	29.30	05/26/10	294,826	747,146
S.M. Chan	20,000	1.5%	17.00	01/08/11	213,824	541,872
	20,000	1.5%	29.30	05/26/10	368,532	933,933

1/ Options were granted on May 26, 2000 and January 8, 2001 to purchase shares of Common Stock. Twenty-five percent of the shares subject to the options become exercisable one year from the date of grant and 25% become exercisable on each of the three succeeding anniversary dates provided the optionee continues to be employed by the Company or any of its subsidiaries. The actual value an optionee receives is dependent on future stock market conditions, and there can be no assurance that the amounts reflected in the right hand columns of the table will actually be realized. No gain to the option is possible without an appreciation in the stock value, which will benefit all shareholders commensurately.

2/ The options were granted pursuant to the 1995 Stock Option Plan and do not provide for tandem or stand alone stock appreciation rights.

3/ Payment for shares of Common Stock upon exercise of a stock option may be made in cash, or with the Company's consent, shares of Common Stock or a combination of cash and shares of Common Stock.

Aggregated Option Exercises in Last Fiscal Year
And Fiscal Year-End Option Values

The following table sets forth information with respect to options exercised during fiscal 2001 by the named executive officers and fiscal year-end values of unexercised options held by the named executive officers at year-end (all of which options were granted by the Company pursuant to the 1995 Stock Option Plan).

			Number of Shares Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In-the-Money Options at Fiscal Year End
Name	Shares Acquired on Exercise (#)	Value Realized ($) 1/	Exercisable (#)	Un-exercisable (#)	Exercisable ($)	Un-exercisable ($)
Benedict P. Rosen	411,034	$15,171,178	142,594	145,000	$1,089,010	$350,950
John S. Gilbertson	-0-	-0-	515,020	200,000	3,238,275	869,000
C. Marshall Jackson	-0-	-0-	85,000	120,000	672,975	472,050
Allan Cole	-0-	-0-	23,750	53,500	195,769	248,500
S.M. Chan	-0-	-0-	20,750	69,500	173,239	266,120

1/ Represents the market value of the Common Stock on the date of exercise less the exercise price of the options.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended March 31, 2001, the Compensation Committee was comprised of Messrs. Inamori, Itoh, Campbell and Tressler and the Equity Compensation Committee was comprised of Messrs. Tressler, Campbell and Lucas. Dr. Inamori is Chairman Emeritus of the Board, and Mr. Itoh is Chairman of Kyocera. Kyocera owns 121,800,000 shares, or approximately 69.7%, of the Company's outstanding Common Stock as of May 25, 2001 and has engaged in a significant number and variety of related company transactions with the Company. The more significant arrangements and agreements between the Company and Kyocera are described under the caption "Relationship with Kyocera and Related Transactions" below. For additional information concerning positions with Kyocera held by officers and directors of the Company, see "Proposal I, Election of Directors, Nominations for the Board of Directors" above.

Reports of the Compensation Committee and Equity Compensation Committee

This report provides an overview of the Company's executive compensation philosophy and describes the roles of the Compensation Committee and the Equity Compensation Committee.

The Compensation Committee, subject to review by the Board, makes determinations regarding salary levels and annual incentive bonus opportunities for executive officers, and performs such other compensation related functions delegated to the Compensation Committee by the Board. The Equity Compensation Committee makes determinations regarding all option awards under the 1995 Stock Option Plan, including awards to executive officers.

The Company's compensation policy reflects a commitment to an executive compensation plan, which enables the Company to attract, retain and motivate highly qualified management professionals. The Company's compensation philosophy is to directly align executive compensation with the financial performance of the organization. The Company believes that the relationship between executive compensation and Company performance will create benefit for all shareholders.

The executive compensation program has been developed by the Compensation Committee using various factors which include historical earnings, review of industry competition executive compensation plans, and consultation with compensation experts. The key elements of the executive compensation program are base salary, annual incentive bonus and stock options, in addition to those benefits provided under the Company's retirement plans.

The Compensation Committee or the Equity Compensation Committee, as applicable, review and approve each element of the Company's executive compensation program and periodically assess the effectiveness of the program as a whole. This program covers the Chief Executive Officer, the four other named executive officers and all other executive officers of the Company. Specifically, the committees approve the salaries of all executive officers, cash awards under the Company's Management Incentive Plan ("MIP"), the grant of stock options under the 1995 Stock Option Plan, and the provision of any special benefits or perquisites to executive officers.

Base Salary Program

The base salary program is intended to provide base salary levels that are externally competitive and internally equitable, and to reflect each individual's sustained performance and cumulative contribution to the Company. Each executive officer's individual performance is reviewed to arrive at merit increase determinations. These merit increases are then reviewed within the context of the total merit increase budget to determine reasonableness.

Management Incentive Plan

The MIP provides for annual cash incentive compensation based on various performance measures for executive officer positions. Bonus awards are paid under the MIP generally if the Company's financial performance exceeds a predetermined performance target. The bonus awards for the Chief Executive Officer and the Chief Operating Officer are based on a percentage of target profits. The rest of the executive officers' bonuses are derived from a pool determined based on a percentage of target profits.

1995 Stock Option Plan

The 1995 Stock Option Plan is designed to reward executive officers and other key employees directly for appreciation in the long-term price of the Company's stock. The plan directly links the compensation of executive officers to gains by the shareholders and encourages executive officers to adopt a strong stakeholder orientation in their work. The 1995 Stock Option Plan also places what can be a significant element of compensation at risk because the options have no value unless there is appreciation over time in the value of Company stock.

With the understanding that the value (if any) of stock options is based on future performance, the Company bases stock option grants on levels of expected value for long-term incentive grants among other companies and other comparable corporate employers. The Equity Compensation Committee periodically reviews the practices, grant levels and grant values of other companies to ensure the plan continues to meet the Company's objectives.

Other Benefits

Miscellaneous benefits offered to executive officers are designed to provide a safety net of protection against the financial catastrophes that can result from illness, disability, or death. Benefits offered to executive officers are largely the same as those offered to the general employee population, with some variation, primarily to promote tax efficiency and replacement of benefit opportunities lost due to regulatory limits.

Chief Executive Officer Compensation

As Chairman and Chief Executive Officer of the Company, Mr. Rosen's base salary reflects his substantial responsibilities. Based on these responsibilities, the Board awarded Mr.Rosen a base salary of $575,000 for fiscal year 2001. Mr. Rosen also received a substantial bonus award under the MIP based on the Company's financial results for the fiscal year.

Deductibility of Executive Compensation

With respect to Section 162(m) of the Internal Revenue Code of 1986 as amended and the underlying Internal Revenue Service (the "IRS") regulations pertaining to the deductibility of compensation to certain executive officers in excess of $1 million, the Compensation Committee has adopted a policy that it will attempt to comply with such limitations, to the extent practicable, including through its presentation of incentive compensation plans to the shareholders, for approval, where appropriate. However, the Compensation Committee has also determined that some flexibility is required, notwithstanding these IRS regulations, in negotiating and implementing the Company's incentive compensation program. It has, therefore, retained the option to award some bonus payments based on non-quantitative performance objectives and other criteria, which it may determine, at its discretion, from time to time.

Summary

The Compensation Committee and the Equity Compensation Committee believe the executive compensation program is adequate to accomplish the program's goals of attracting, retaining, and motivating highly qualified management professionals. The Committees believe the executive compensation program is fair to both the executive officers and the Company.

SUBMITTED BY THE COMPENSATION AND THE EQUITY COMPENSATION COMMITTEES OF THE BOARD:

Kazuo Inamori, Chairman of Compensation Committee
Carroll A. Campbell, Jr.
Kensuke Itoh
Richard Tressler

Richard Tressler, Chairman of Equity Compensation Committee
Carroll A. Campbell, Jr.
Henry C. Lucas

Report of Audit Committee

In connection with the March 31, 2001, financial statements, the Audit Committee: (1) reviewed and discussed the audited financial statements with management; (2) discussed with the Company's independent accountants the matters required by Statement on Auditing Standards No. 61; and (3) received and discussed with the independent accountants the matters required by Independence Standards Board Statement No. 1. and has discussed with the independent accountants the independent accountants independence. Based upon these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K filed with the Securities and Exchange Commission.

SUBMITTED BY THE AUDIT COMMITTEE OF THE BOARD:

Carroll A. Campbell Jr., Chairman
Henry Lucas
Richard Tressler

Employment Agreement

Effective July 25, 2001, Mr. Rosen will be succeeded by Mr. Gilbertson as Chief Executive Officer. Mr. Rosen will continue as Chairman of the Company and devote part time to the Company's operations. His compensation will include one-half of his current base salary and he will be entitled to all of his current miscellaneous benefits, excluding a bonus award under the MIP related to periods after July 25, 2001. This arrangement may be terminated by the Company's Board of Directors or Mr. Rosen upon 90 days notice, at which time Mr. Rosen would retire from the Company.

Mr. Rosen has an employment agreement that provides for a two-year advisory period upon his retirement from the Company. During this advisory period, Mr. Rosen will receive an annual payment equivalent to his most recent base salary as a full time employee. If Mr. Rosen dies prior to or during the advisory period, his heirs will be entitled to the compensation Mr. Rosen would have received.

Relationship With Kyocera and Related Transactions

Since January 1990, Kyocera and AVX have engaged in a significant number and variety of related party transactions, including, without limitation, the transactions referred to in the consolidated financial statements in AVX's Annual Report on Form 10-K for the fiscal year ended March 31, 2001. AVX also has established several ongoing arrangements with Kyocera and has executed several agreements, the more significant of which are described below. In the fiscal year ended March 31, 2001, AVX had purchases of $526.6 million from Kyocera and received sales revenue of $55.2 million from Kyocera under these agreements. Except for the Buzzer Assembly Agreement, each of the agreements described below contains provisions requiring that the terms of any transaction under such agreement be equivalent to that to which an independent unrelated party would agree at arm's-length and is subject to the approval of the Special Advisory Committee of the AVX Board of Directors. The Special Advisory Committee is composed of the independent directors of AVX and is required to review and approve such agreements and any other significant transactions between AVX and Kyocera not covered by such agreements.

Products Supply and Distribution Agreement. Pursuant to the Products Supply and Distribution Agreement (the "Distribution Agreement") (i) AVX will act as the non-exclusive distributor of certain Kyocera-manufactured products in territories outside of Japan, and (ii) Kyocera will act as the non-exclusive distributor of certain AVX-manufactured products within Japan. The Distribution Agreement has a term of one year, with automatic one-year renewals, subject to the right of termination by either party at the end of the then current term upon at least three months prior written notice.

Disclosure and Option to License Agreement. Pursuant to the Disclosure and Option to License Agreement (the "License Agreement"), AVX and Kyocera agree to exchange confidential information relating to the development and manufacture of multi-layered ceramic capacitors and various other ceramic products as well as the license of technologies in certain circumstances. The expiration date of the License Agreement is March 31, 2005.

Materials Supply Agreement. Pursuant to the Materials Supply Agreement (the "Supply Agreement"), AVX and Kyocera will from time to time supply the other part with certain raw and semi-processed materials used in the manufacture of ceramic capacitors and other ceramic products. The Supply Agreement will expire on March 31, 2005.

Buzzer Assembly Agreement. Pursuant to the Buzzer Assembly Agreement (the "Buzzer Agreement"), AVX assembles certain electronic components for Kyocera in AVX's Juarez, Mexico facility. Kyocera pays AVX a fixed cost mutually agree upon by the parties for each component assembled plus a profit margin. The Buzzer Agreement has automatic one-year renewals subject to the right of either party to terminate upon six months written notice.

Machinery and Equipment Purchase Agreement. Pursuant to the Machinery and Equipment Purchase Agreement (the "Machinery Purchase Agreement"), AVX and Kyocera will from time to time design and manufacture for the other party certain equipment and machinery of a proprietary and confidential nature used in the manufacture of capacitors and other electrical components. The Machinery Purchase Agreement will terminate on March 31, 2005.

Stock Price Performance Graph

The following chart compares the percentage change in the cumulative total shareholder return on the Company's Common Stock from March 31, 1996, through March 31, 2001, with the cumulative total return of the S&P 500 Stock Index and a Peer Group Index for such period.

	Comparison of Quarterly Cumulative Total Return: AVX, Peer Group, S&P 500 Value of $100 Invested on March 31, 1996
	3/96	3/97	3/98	3/99	3/00	3/01
AVX CORPORATION	100	96.43	93.88	75.84	362.28	165.80
PEER GROUP	100	97.76	130.25	111.41	337.71	192.89
S&P 500	100	119.82	177.34	210.07	247.77	194.06

The "Peer Group" is comprised of the following companies: Amphenol, Kemet, Methode, Molex and Vishay. The Stock Price Performance Graph above and the foregoing Report of Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing with the Securities and Exchange Commission under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

2002 Shareholder Proposals

If any shareholder intends to present a proposal to the Company for inclusion in its proxy statement relating to the annual meeting of shareholders expected to be held in July 2002, or wishes to recommend nominees to the Board, such proposal, in writing and addressed to the Corporate Secretary, must be received by the Company no later than February 14, 2002.

In general, shareholder proposals intended to be presented at an annual meeting, including proposals for the nomination of directors, must be received by the Company no less than 60 days, but no more than 90 days, in advance of the meeting in order to be considered timely under the By-laws of the Company; provided, however, if less than 70 days prior notice is given for an annual meeting, proposals must be received within ten days of the mailing or public disclosure of such notice.

Proxy Solicitation

The entire cost of this solicitation will be borne by the Company, including reimbursement of banks, brokerage firms, custodians, nominees and fiduciaries for their reasonable expenses in sending proxy materials to the beneficial owners of stock. Solicitation will primarily be made by mail, but proxies may be solicited personally, by telephone or by facsimile. In addition, the Company has retained American Stock Transfer & Trust Company to assist in the solicitation of proxies at a fee estimated to be $10,000, excluding out-of-pocket expenses.

Requests for a copy of AVX's Annual Report on Form 10-K filed with the Securities and Exchange Commission should be directed to the Corporate Secretary of AVX Corporation, PO Box 867, Myrtle Beach, South Carolina 29578.

By order of the Board,

/S/ KURT CUMMINGS
-----------------
Kurt Cummings
Corporate Secretary

June 13, 2001